SandRidge Energy, Inc. Underwriting Syndicate Members

Lehman Brothers Inc.
Goldman Sachs & Co.
Banc of America Securities LLC
Bear Stearns & Co., Inc.
Credit Suisse
Deutsche Bank Securities
JPMorgan
UBS Investment Bank
Howard Weil Incorporated
Raymond James
RBC Capital Markets
Simmon & Company International
Tudor Pickering, Holt & Co.